EXHIBIT 10.1

Fiscal Year 2006 Annual Incentive Plan Criteria

The named executive officers are assigned the following Target Award Percentage of their base salary for the 2006 Annual Incentive Awards. These percentages are the same as those designated under the company's fiscal year 2005 annual incentive plan:

Level	Target Award Percentage

CEO	110%
13	95%
12	75%
11	65%

Awards are based upon the consolidated results of the company and/or the individual’s business unit performance. The current weight of corporate and business unit performance for named executive officers is as follows:

Level	Corporate / Business Unit Weight

CEO and Level 13	100% / 0%
11-12	80% / 20%

The payout multiple of a participant’s Target Award Percentage, depending upon whether threshold, target, distinguished or super-distinguished performance is achieved is as follows:

Payout Multiple of Target Award Percentage

Threshold	25%
Target	100%
Distinguished	150%
Super-Distinguished	200%

The consolidated results of the company shall be measured upon a return on equity (“ROE”) basis. ROE shall be calculated as net income divided by equity. Business unit results shall be measured based primarily on income needed to support the corporate ROE goal.

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